Sub-Item 77Q2

Nuveen Performance Plus Municipal Fund, Inc.
33-30997, 811-05809

Based on a review of the SEC Forms 3, 4 and 5 furnished
to the Fund, the Fund believes that all Section 16(a)
filing requirements applicable to the Funds officers
and directors, investment adviser and affiliated
persons of the investment adviser were complied with,
except that the Form 4 report, Statement of Changes in
Beneficial Ownership, on behalf
of the Director and officer listed below was filed
as disclosed in each filing.
..

There are no greater than ten-percent
shareholders of the Fund.


OFFICER/DIRECTOR:

William J. Schneider - filed on December 12, 2008, accession number 0001437043-08-000147

Thomas C. Spalding, Jr. - filed on April 14, 2009, accession number 0001225208-09-010289